Exhibit 10.62

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE is made and entered into as of the 15th day of December, 1990, by and between West*Mac Associates Limited Partnership, a Virginia limited partnership, hereinafter called “Landlord,” and The Federal Home Loan Mortgage Corporation, a federally-chartered corporation, hereinafter called “Tenant.”

RECITALS

A.  On December 22,1986, Landlord and Tenant entered into that certain Office Lease (the “Lease”) for the lease of the building to be constructed located at the corner of Jones Branch Drive and International Drive in McLean, Virginia (the “Building”) together with associated parking areas and the land legally described on Exhibit A attached to the Lease (the Building, parking areas and land are hereinafter referred to as the “Demised Premises”).

B.  Landlord and Tenant have agreed that: (i) Tenant may occupy a portion of the Building prior to completion of construction of the entire Building and (ii) the formula for calculating the Basic Annual Rent (as defined in the Lease) set forth in the Lease shall be modified until such time as the construction of the Building is completed.

C.  As a result, Landlord and Tenant have agreed to modify certain terms and provisions of the Lease as more fully set forth herein.

NOW, THEREFORE, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Section 2 of the Lease is hereby amended to add the following as new Section (E):

(E)  Notwithstanding the foregoing provisions of this Section 2, Landlord and Tenant agree that Tenant shall pay an estimated Basic Annual Rent for the period (the “Estimated Rental Period”) commencing on the Lease Commencement Date through and including the date (the “Loan Conversion Date”) on which the loan (the “Loan”) from Tenant to Landlord is converted to a permanent loan pursuant to the provisions contained in a certain Substitute Deed of Trust Note (the “Note”) dated June 8, 1991 made by Landlord and payable to the order of Tenant in the face amount of $90,000,000. The estimated Basic Annual

Rent (the “Estimated Rent”) shall be determined in accordance with the formula set forth in Section 2(A) above with the following terms:

Cost of Building Shell for the Demised Premises (estimated as of December 31, 1990)	=	$81,682,768

Estimated Construction Period Interest on Land as of December 31, 1990	=	5,424,804

Estimated Mortgage Constant on the Permanent Financing for the Demised Premises	=	8%

Based upon the terms set forth above, the Estimated Rent for the first year of the Lease term is $17.60 per gross square foot of space in the Building. The Estimated Rent due on the Lease Commencement Date and throughout the Estimated Rental Period shall be equal to $17.60 times the gross square footage of space in the Building occupied by Tenant on the Lease Commencement Date and throughout the Estimated Rental Period. For example, Tenant initially will occupy 91,695 gross square feet of space in the Building, therefore the Estimated Rent on the Lease Commencement Date will be $1,613,832.00 per annum or $134,486.00 per month. As Tenant occupies additional space in the Building, the Estimated Rent shall be increased from the date Tenant occupies such additional space by an amount equal to $17.60 per gross square foot times the number of additional square feet of space in the Building occupied by Tenant. On the Loan Conversion Date, the amount of the Basic Annual Rent shall be recalculated based upon the actual Total Cost of Building Shell, the actual Construction Period Interest and the actual Mortgage Constant on the Permanent Financing, and Tenant shall be obligated commencing with the first day of the month following the month in which the Loan Conversion Date occurs to pay the recalculated Basic Annual Rent. Within thirty (30) days after the recalculation of the Basic Annual Rent, Tenant shall be obligated to pay to Landlord the difference between the Estimated Rent paid during the Estimated Rental Period and the amount of Basic Annual Rent that would have been paid by Tenant based on the square footage occupied if the recalculated Basic Annual Rent had been payable during the entire Estimated Rental Period, other than the abatement period set forth in Section 3(B) below.

2.  Section 3(B) of the Lease shall be amended to delete that Section in its entirety and insert the following in lieu thereof:

For purposes of this Lease, the “Lease Commencement Date” shall be December 15, 1990. The Basic Annual Rent shall be abated for the first sixteen (16) days of the Lease term, so that Tenant’s obligation to pay the Basic Annual Rent shall commence on January 1, 1991.

3.  Except as set forth herein, the Lease remains unmodified, free from default and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto affixed their hands and seals as of the date first above written.

LANDLORD:

WEST*MAC ASSOCIATES LIMITED PARTNERSHIP, a Virginia limited partnership

ATTEST:	By: THE FEDERAL HOME LOAN MORTGAGE CORPORATION, a federally-chartered corporation, General Partner

/s/ Keith Earley [Corporate Seal]	By: /s/ Maxine B. Stokes Name: MAXINE B. STOKES Title: VICE PRESIDENT, A&CP

ATTEST:	By: WESTPARK MANAGEMENT COMPANY, a Virginia Corporation, General Partner

/s/ [ Illegible ] [Corporate Seal]	By: /s/ G. T. Halpin Name: G. T. Halpin Title:

TENANT:

ATTEST:	THE FEDERAL HOME LOAN MORTGAGE CORPORATION, a federally-chartered corporation, General Partner

/s/ Keith Earley [Corporate Seal]	By: /s/ Maxine B. Stokes Name: MAXINE B. STOKES Title: VICE PRESIDENT, A&CP